Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Announces Results of the Third Quarter

SPARTANBURG, S.C., October 29, 2008– Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the quarter and nine months ended September 30, 2008. Diluted earnings per share for the third quarter 2008 were $0.14 compared to $0.07 for the same period of 2007.

For the nine months ended September 30, 2008, total revenues decreased 4.7% to $501.5 million, compared to $525.9 million for same period in 2007. Total revenues for the quarter ended September 30, 2008 decreased 5.5% to $173.9 million compared to $183.9 million for the same period in 2007. The results for the nine months and quarter ended September 30, 2007 include operations for centers in Pennsylvania and Oregon, which were closed in late 2007. If you exclude the approximately $30.5 million and $4.6 million in revenue generated by operations in these two states during the nine months and quarter ended September 30, 2007, revenues increased by 1.2% for the nine months ended September 30, 2008 and decreased by 3.0% for the third quarter compared to the same periods in 2007. For the quarter ended September 30, 2008, total revenues for the centers opened prior to July 1, 2007 and still open as of September 30, 2008 decreased 4.0% compared to the same period in 2007.

On September 23, 2008, the Company announced the closing of all 30 of its centers in Arkansas and all 9 of its centers in New Mexico.  The Company incurred charges of approximately $1.5 million for these center closings during the third quarter, including the write-down of receivables by approximately $1.1 million, center closing costs of approximately $0.3 million, and loss on disposal of fixed assets of approximately $0.1 million. These charges are reflected in the Company’s results for the nine months and quarter ended September 30, 2008. The Company also expects to have additional charges of approximately $0.4 million during the fourth quarter related to center closings in Arkansas.

The provision for doubtful accounts as a percent of total revenues for the nine months ended September 30, 2008 was 18.6% compared to 18.5% for the same period in 2007. For the quarter ended September 30, 2008, the provision for doubtful accounts as a percentage of total revenues was 24.2% compared to 27.6% for the same period in 2007. This provision for doubtful accounts includes the previously mentioned $1.1 million of previously written-off customer receivables from centers in Arkansas and New Mexico. For the quarter ended September 30, 2008, proceeds from the sale of previously written-off customer receivables totaled approximately $0.1 million compared to $1.7 million for the same period in 2007.

Center gross profit for the first nine months of 2008 decreased 8.8% to $119.1 million from $130.7 million for the same period of 2007. For the quarter ended September 30, 2008, center gross profit increased 22.3% to $37.4 million compared to $30.6 million for the same period in 2007. The previously mentioned write-down of receivables and center closing costs reduced center gross profit by $1.4 million for the nine months and quarter ended September 30, 2008.

During the third quarter of 2008, the Company’s income tax expense was 44.2% of income, compared to 38.8% during the same period in 2007. The increase is primarily the result of non-deductible losses resulting from its foreign operations and certain government affairs expenses that were not deductible for tax purposes.

Net income for the first nine months of 2008 decreased 24.1% to $32.5 million, compared to $42.9 million for the same period in 2007.  Net income for the quarter ended September 30, 2008 increased 47.5% to $8.5 million, compared to $5.7 million for the same period in 2007.

As previously reported, the Company has joined with other short-term loan companies in the State of Ohio to support a referendum effort designed to allow citizens a choice in deciding whether to have access to a regulated payday advance product. Voters in Ohio will decide this issue on the ballot on November 4, 2008. If the Company ultimately must close its centers in Ohio, it will incur significant one-time closure costs and possibly an impairment of goodwill. The Company’s centers in Ohio contributed approximately $42.7 million in total revenue and $9.2 million in center gross profit for the nine months ended September 30, 2008. In addition to the Ohio ballot initiative, the Company has joined with short-term loan companies in Arizona to support a ballot initiative to remove the sunset provision of the existing payday lending law currently scheduled to expire in 2010 and to put into place a series of consumer friendly reforms. Voters in Arizona will decide on this ballot initiative on November 4, 2008. Both of these ballot initiatives have significantly added to the Company’s general and administrative expenses. These one-time expenses totaled approximately $3.7 million for the quarter ended September 30, 2008.

Diluted earnings per share were $0.50 for the nine months ended September 30, 2008, compared to diluted earnings per share of $0.54 for the same period in 2007. For the quarter ended September 30, 2008, diluted earnings per share were $0.14, compared to diluted earnings per share of $0.07 for the same period in 2007. Non-recurring costs associated with the Company’s expenditures related to the ballot initiatives in Ohio and Arizona, its higher tax rate, the previously mentioned write-down of receivables, center closing costs, and loss on disposal of fixed assets reduced diluted earnings per share by approximately $0.06 for the nine months and quarter ended September 30, 2008.

Commenting on the third quarter results, Advance America’s President and Chief Executive Officer, Ken Compton said, “Our Company delivered steady results during some difficult economic times. We believe that our focus on reducing losses and controlling center expenses has added significantly to our bottom line results. Our overall operations remain strong and we continue to deliver profitable results despite the effects we feel from the lost revenues in states where regulatory and legislative actions have made it impossible for us to operate in an economically viable manner.”

The Company’s Chairman William M. “Billy” Webster, added, “I have great confidence in the future of Advance America.  Our performance during the third quarter underscores the fact that the products we offer continue to be good choices for consumers seeking a measured and responsible tool to manage their cash flow. During these turbulent economic times, the availability of short-term loan options in the marketplace is crucial to meeting the credit needs of hard-working Americans.”

During the third quarter of 2008, the Company entered into a three year Marketing and Loan Processing agreement with CashNetUSA, a subsidiary of Cash America International, Inc., whereby the Company will market and drive online loan customers to an Advance America website, powered by CashNetUSA, where the consumer may apply for a short-term loan from CashNetUSA via the internet in accordance with the laws of the consumer’s state of residence. Commenting on the agreement with CashNetUSA, Compton said, “This exciting new initiative is part of our ongoing strategy to diversify our operational and business model by identifying other new products and delivery channels that are complementary to our existing product base. We chose to work with CashNetUSA because of their excellent operating platform. It was imperative to us that we work with a company that will offer consumers a secure online loan product regulated by the laws of the consumer’s state of residence.”  The Company expects online lending services to become available to consumers through the agreement with CashNetUSA sometime before the end of the fourth quarter of 2008.

During the third quarter of 2008, the Company repurchased approximately 1.7 million shares of its common stock in the open market for an aggregate purchase price of approximately $9.1 million. The Company has now completed the $75 million worth of stock repurchases authorized by its board in February 2008. In total, since the stock repurchase program began in 2005, the Company has repurchased approximately 23 million shares or 28% of its shares outstanding when the program commenced.

As of September 30, 2008, the Company had returned approximately $352 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend will be payable on December 5, 2008, to stockholders of record as of November 25, 2008.  Commenting on the dividend declaration, Compton said, “In the current environment we feel that reducing the dividend and conserving our capital, while continuing a meaningful dividend yield, is the responsible course of action and is in the best interest of the Company and our shareholders.”

The Company opened or acquired 6 centers during the three months ended September 30, 2008.

As of September 30, 2008, the Company had an operating network of 2,840 centers (including centers in Arkansas) and 79 limited licensees in 34 states, the United Kingdom, and Canada.

The Company will discuss these results during a conference call on Thursday, October 30 at 8:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (877) 591-4954. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 9462399) until November 6, 2008.

About Advance America:

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,840 centers (including centers in Arkansas) and 79 limited licensees in 34 states, the United Kingdom, and Canada.   The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three and Nine Months Ended September 30, 2007 and 2008

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008

Total Revenues	$183,926	$173,861	$525,948	$501,459

Center Expenses:
Salaries and related payroll costs	50,235	47,783	149,191	148,489
Provision for doubtful accounts	50,704	42,126	97,343	93,132
Occupancy costs	24,949	25,204	72,168	75,233
Center depreciation expense	4,343	4,115	12,876	12,638
Advertising expense	6,537	6,109	19,438	16,099
Other center expenses	16,561	11,095	44,247	36,730
Total center expenses	153,329	136,432	395,263	382,321
Center gross profit	30,597	37,429	130,685	119,138

Corporate and Other Expenses (Income):
General and administrative expenses	15,043	18,312	44,006	50,696
Corporate depreciation expense	780	760	2,410	2,320
Interest expense	3,168	3,029	7,771	8,246
Interest income	(63)	(37)	(261)	(107)
Loss on disposal of property and equipment	1,893	221	2,428	439
Loss on impairment of assets	—	—	314	236
Income before income taxes	9,776	15,144	74,017	57,308
Income tax expense	3,792	6,689	30,321	24,775
Income before income of consolidated variable interest entity	5,984	8,455	43,696	32,533
Income of consolidated variable interest entity	(251)	—	(811)	—
Net income	$5,733	$8,455	$42,885	$32,533

Net income per common share - basic	$0.07	$0.14	$0.54	$0.50
Weighted average number of shares outstanding - basic	78,068	61,000	78,765	65,375

Net income per common share - diluted	$0.07	$0.14	$0.54	$0.50
Weighted average number of shares outstanding - diluted	78,136	61,008	78,822	65,378

Consolidated Balance Sheets

December 31, 2007 and September 30, 2008 (unaudited)

(in thousands, except per share data)

	December 31,	September 30,
	2007	2008
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$28,251	$16,001
Advances and fees receivable, net	221,480	211,237
Deferred income taxes	13,737	12,942
Other current assets	13,578	22,257
Total current assets	277,046	262,437
Restricted cash	5,701	5,201
Property and equipment, net	57,616	49,638
Goodwill	127,286	127,605
Other assets	4,049	4,907
Total assets	$471,698	$449,788

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,204	$11,892
Accrued liabilities	31,823	27,761
Accrual for third-party lender losses	4,587	3,755
Current portion of long-term debt	542	570
Total current liabilities	53,156	43,978
Revolving credit facility	142,302	203,005
Long-term debt	5,136	4,704
Deferred income taxes	20,629	22,189
Deferred revenue	—	5,365
Other liabilities	184	257
Total liabilities	221,407	279,498

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 72,947 shares outstanding at December 31, 2007; 96,821 shares issued and 61,083 shares outstanding at September 30, 2008	968	968
Paid in capital	286,999	288,520
Retained earnings	133,789	141,840
Accumulated other comprehensive loss	(75)	(889)
Common stock in treasury (23,874 shares at cost at December 31, 2007; 35,738 shares at cost at September 30, 2008)	(171,390)	(260,149)
Total stockholders’ equity	250,291	170,290
Total liabilities and stockholders’ equity	$471,698	$449,788